Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109185 on Form S-8 of our report dated June 27, 2014, relating to the financial statements and supplemental schedules of One Microsoft Puerto Rico Retirement Plan appearing in this Annual Report on Form 11-K of One Microsoft Puerto Rico Retirement Plan for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico

June 27, 2014